EXHIBIT 10.13

               GENERAL RELEASE AND WAIVER AGREEMENT


     This General Release and Waiver Agreement (Agreement) is entered into this 25th day of October, 1997, between Daniel D. King (hereinafter defined as King) and Wausau Paper Mills Company, including, but not limited to, its present and future divisions, operations, parents, subsidiaries, affiliates, predecessors, successors, assigns, employee benefit plans, employee benefit plan administrators, employee benefit plan sponsors, directors, officers, trustees, agents, employees or representatives (collectively defined as Wausau Paper). The Parties have entered into this Agreement to fully and finally settle any differences between them that have arisen or might arise from King's employment relationship and/or conclusion of that employment relationship, without either party incurring further expense. The Parties have agreed to the following terms and conditions:

     1. It is understood and agreed upon by the Parties that King will resign his employment and officer status and all positions with Wausau Paper, effective February 15, 1998, and the sole purpose for Wausau Paper entering into this Agreement is to confer certain transitional benefits to King and to avoid any potential for time-consuming and costly litigation in defending Wausau Paper's position that no unlawful acts occurred related to King's employment or the conclusion of that employment. It is further understood and agreed that neither the negotiations or signing of this Agreement, nor any actions taken in fulfillment of the representations contained herein, shall constitute an admission, in any fashion, by Wausau Paper that it has acted wrongfully or unlawfully toward King or any other person, and the parties recognize that King resigned, effective February 15, 1998, for legitimate reasons. Wausau Paper disclaims any liability to, or wrongful or unlawful conduct against King, and King disclaims any liability to, or wrongful or unlawful conduct against Wausau Paper.

     2. In consideration for the promises set forth in this Agreement, Wausau Paper will provide King with the following:

          A. King will remain employed as provided in Paragraph 3A with Wausau Paper through February 15, 1998. King shall be paid his current annualized base salary of $290,000 on a bi-weekly basis through November 30, 1997. Each payment shall be in the amount of $11,153.85 (Eleven Thousand One-Hundred Fifty-Three and 85/100th Dollars), less applicable taxes and deductions withheld. Commencing December 1, 1997 and through February 15, 1998, King shall be paid an annualized base salary of $490,000, and it will be paid bi-weekly. Each payment shall be paid in the amount of $18,846.15 (Eighteen Thousand Eight Hundred Forty-Six and 15/100th Dollars), less applicable taxes and deductions withheld. In addition, through February 15, 1998, Wausau Paper will continue to provide King and his spouse with his current active employee benefit package (including 401(k) participation), as it may be amended from time to time or any successor plan, and pursuant to the terms of the Plan documents.

 Commencing February 16, 1998, and ending on November 30, 1998 (the "Benefit Period"), King shall be paid severance pay in the total amount of $395,769.25, and it shall be paid in equal installments, less applicable taxes and deductions withheld, and consistent with Wausau Paper's normal and customary payroll practices and periods. During the Benefit Period, Wausau Paper will continue to provide King with health, dental and life insurance benefits consistent with the plan(s) he is under at the time of his termination and as those plans may be amended from time to time or under any successor plan, and pursuant to the terms of the Plan documents. Commencing November 30, 1997, Wausau Paper will provide King with individual executive level assistance outplacement services with Challenger, Gray, & Christman until King secures employment as a senior executive. These payments and benefits shall be made pursuant to Subparagraphs 2B, 3C and 3H of this Agreement. No monies or benefits other than those specifically set forth in this Agreement will be paid or provided to King.

          B. King is fully vested in Wausau Paper's qualified retirement plan and shall be eligible for a lump sum or payment of benefits beginning at age 55 in accordance with the terms of the qualified retirement Plan documents. On or about December 1, 1997, King shall be eligible for a lump sum payout of $766,134.38, less applicable taxes and deductions withheld, pursuant to the Wausau Paper's Executive Officer Supplemental Retirement Plan in accordance with the terms of the Supplemental Retirement Plan documents. This payment and benefit shall be made on or after December 1, 1997 but no later than December 15, 1997 and pursuant to Subparagraphs 3(C) and 3(H) of this Agreement. Life, health and dental insurance benefit coverage set forth in Subparagraph 2A of this Agreement shall cease upon King's obtaining any employment in the capacity of a senior executive.

          C. Wausau Paper agrees that King has the full consent of the Option Committee to exercise stock options by delivering other stock of Wausau Paper at the purchase price pursuant to the terms of his option agreements should he choose to do so. For purposes of exercising his stock options, King shall have until May 15, 1998 in accordance with the terms of his options. King preserves all existing rights to exercise his stock options, stock appreciation rights, and dividend equivalent rights consistent with the terms of those Plan document(s), except as otherwise provided in this Paragraph.

     3. In consideration for the terms and conditions set forth in this Agreement, King and Wausau Paper further agree to the following:

          A. King agrees that he will resign as a director of Wausau Paper as of the effective date of the merger of Mosinee Paper Corporation and WPM Holdings, Inc., or, if later, February 15, 1998. King agrees that he will serve as President and Chief Executive Officer of Wausau Paper through November 30, 1997 and as Vice Chairman of Wausau Paper through February 15, 1998 and will resign his employment and officer status as well as any other positions with Wausau Paper, effective February 15, 1998. Upon execution of this Agreement, King will sign and tender Exhibit A to Wausau Paper.

          B. King agrees that his separation from employment with Wausau Paper is complete and permanent; that he will not be reemployed by Wausau Paper, and that he will not knowingly apply for, or otherwise seek, employment with Wausau Paper at any time.

          C. King understands and agrees that he has twenty-one (21) days during which he can decide whether or not to enter into this Agreement and during which time he may consult with an attorney regarding all aspects of this Agreement, and agrees to the extent he desires, he will and/or has availed himself of that right. Should King sign this Agreement before the end of this twenty-one (21) day period, he represents that he has done so voluntarily and without influence by Wausau Paper. King also understands that he has seven (7) days following the signing of this Agreement to revoke his agreement to its provisions. Any such revocation must be made by delivering a written notice of revocation to Larry A. Baker, Senior Vice President of Administration, Wausau Paper, Corporate Headquarters, One Clark's Island, P.O. Box 1408, Wausau, WI 54402-1408. For the revocation to be effective, it must be received by Wausau Paper on or before the seventh (7th) calendar day after King executes this Agreement. Absent any such revocation, at the conclusion of the seven (7) day period, this Agreement shall become effective and enforceable, and the consideration set forth in Paragraph 2 of this Agreement shall be provided to King at the latter of the expiration of the seven (7) day revocation period or as otherwise provided herein.

          D. King specifically warrants and represents that he has not filed, nor will he file at any time hereafter, any claims, charges, complaints, suits, or other actions against Wausau Paper with any Federal, State, or Local agency or court other then claims, charges, complaints, suits, or other actions to enforce the terms of this Agreement or which accrue after the signing of this Agreement. King also expressly agrees that he will withdraw with prejudice, or request the withdrawal with prejudice, and/or dismissal with prejudice, or cause to be dismissed with prejudice, any and all claims, charges, complaints, suits, or other actions pending against Wausau Paper in any Federal, State, or Local, agency or Court to the extent he has the power to do so, other than claims, charges, complaints, suits or other actions that survive the signing of this Agreement. King further agrees that should any claims, charges, complaints, suits, or other actions have been filed or filed hereafter on his behalf covering any of the claims released hereunder by any Federal, State, or Local agency, that he will withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or request the dismissal with prejudice any such claims, charges, complaints, suits, or other actions filed against Wausau Paper to the extent he has power to do so.

          E(1). King agrees that by the signing of this Agreement, and his acceptance of the benefits set forth in Paragraph 2 of this Agreement, he irrevocably and unconditionally releases forever, with prejudice, Wausau Paper from all damages, actions, lawsuits or claims King may have, whether based on contract, tort, statute, or common law, arising from his employment with Wausau Paper and/or the conclusion of that employment. This includes a release of any rights or claims King may have under the Age Discrimination in Employment Act of 1967, as amended, which prohibits age discrimination in employment; Title VII of the Civil

 Rights Act of 1964, as amended, which prohibits discrimination in employment based upon race, color, religion, national origin or sex; the Americans with Disabilities Act; the Wisconsin Fair Employment Act, or any other charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, suits, rights, demands, losses, debts and/or expenses (including attorneys' fees and costs actually incurred) of any nature, known or unknown, suspected or unsuspected which King may have under any other federal, state or local law. King also acknowledges and agrees that the payments and benefits extended to him under the terms of this Agreement are in addition to anything of value to which he is already entitled. This also includes a release by King of any other known or unknown claims in contract, tort, or common law, including, but not limited to, actions for libel, slander, defamation, small claims, or wrongful discharge accruing through the date of his signing this Agreement. THIS MEANS THAT KING IS GIVING UP ANY AND ALL RIGHTS HE MAY HAVE TO SUE WAUSAU PAPER RELATED TO, IN ANY WAY, HIS EMPLOYMENT WITH WAUSAU PAPER AND/OR THE CONCLUSION OF THAT EMPLOYMENT. This waiver does not apply to claims or rights, including but not limited to, those under the Age Discrimination in Employment Act of 1967, that may accrue after this Agreement is executed, claims under the Wisconsin Workers Compensation Act or claims to enforce the terms of this Agreement. The Parties agree that King retains all existing indemnification rights relating to his service as an employee, officer and director of Wausau Paper, including any rights or claims he may have under applicable insurance policies covering Directors or Officers involving a claim by a third party. Wausau Paper and King have the right to enforce this Agreement solely by way of lawsuit filed in either the Circuit Court for Marathon County, State of Wisconsin, or the United States District Court for the Western District of Wisconsin, pursuant to the terms set forth in Paragraph 5 of this Agreement, and the only cause of action that will remain will be to enforce the terms of this Agreement, any claims accruing after the date of King's signing of this Agreement, or any claims arising under the Wisconsin Worker's Compensation Act.

          E(2). The Board of Directors and Officers of Wausau Paper warrants and represents that they have no knowledge, at the time of the signing of this Agreement, that King has participated or engaged in any type of misconduct, malfeasance, violation of Wausau Paper's policies or illegal acts. King warrants and represents to Wausau Paper that he has not participated or engaged in any type of misconduct, malfeasance, violation of Wausau Paper's policies or illegal acts. In reliance on these warranties and representations by King, Wausau Paper agrees to, by the signing of this Agreement and its acceptance of King's resignations, representations, covenants, releases, and waivers provided by King hereunder, irrevocably and unconditionally releases forever, with prejudice, King from all damages, actions, lawsuits or claims Wausau Paper may have, whether based on contract, tort, statute, or common law, arising from his employment with Wausau Paper and/or the conclusion of that employment, or from his service as an Officer and Director of Wausau Paper. This includes, but is not limited to, a release of any rights or claims Wausau Paper may have under applicable law, or any other charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, suits, rights, demands, losses, debts and/or expenses (including attorneys' fees and costs actually incurred) of any nature, known or unknown, suspected or unsuspected which Wausau Papers may have under any federal, state or local law. This release also includes a release by Wausau Paper of any other known or unknown claims in contract, tort or common law, including, but not limited to, actions for libel, slander, defamation or small claims accruing through the date of its signing of this Agreement. Wausau Paper is giving up any and all rights it may have to sue King related to, in any way, his employment with Wausau Paper and/or the conclusion of that employment, or his service as an Officer or Director of Wausau Paper. This waiver does not apply to claims or rights that accrue after the date Wausau Paper signs this Agreement or claims to enforce the terms of this Agreement brought by Wausau Paper.

          F. Wausau Paper agrees that it will not intentionally disparage King, and King agrees that he will not intentionally disparage Wausau Paper or any of its officers, directors, trustees, agents and/or employees, with anyone who is presently doing business with or employed by Wausau Paper, or with anyone that could reasonably be expected to do business with or be employed by Wausau Paper.

          G. King agrees to direct all reference checks and business-related communications to Larry Baker, Senior Vice President of Administration of Wausau Paper, or his successor. Wausau Paper agrees to provide King with an executed original of a mutually acceptable letter of reference in the form attached to this Agreement as Exhibit B, and Wausau Paper agrees to respond to any reference requests only by providing a letter having the contents of Exhibit B.

          H. King acknowledges and agrees that the severance pay and benefits set forth in Paragraph 2 of this Agreement are subject to offset, termination, cancellation or recoupment in the event that he takes any action or engages in any conduct which a court of competent jurisdiction holds to be a violation of subparagraphs 3J and 3K of this Agreement. However, King retains his right to contest any such action by Wausau Paper consistent with Paragraph 3(E) of this Agreement. Before Wausau Paper takes action to offset, terminate, cancel or recoup any of the severance pay or benefits set forth in Paragraph 2 of this Agreement, it will provide King with a fourteen (14) day written notice so that the parties can attempt to reach a mutually satisfactory solution. With respect to any other alleged violations of this Agreement, Wausau Paper shall be limited to recovering only its actual damages suffered, as determined by a court of competent jurisdiction, as a result of the violation, as well as any other damages or remedy provided in any other paragraph of this Agreement or by law.

          I. KING REPRESENTS AND AGREES THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT HE HAS BEEN FULLY ADVISED TO CONSULT WITH AN ATTORNEY TO DISCUSS ALL ASPECTS OF THIS AGREEMENT. KING FURTHER REPRESENTS AND AGREES THAT, TO THE EXTENT HE DESIRES, HE HAS AVAILED HIMSELF OF THAT RIGHT.
 KING FURTHER REPRESENTS AND AGREES THAT HE HAS EXECUTED THIS AGREEMENT WITH FULL KNOWLEDGE OF THE RIGHTS WAIVED HEREUNDER, AND THAT THIS AGREEMENT CONSTITUTES A FULL AND FINAL SETTLEMENT OF ALL MATTERS BETWEEN WAUSAU PAPER AND KING, INCLUDING, BUT NOT LIMITED TO, ATTORNEYS FEES AND COSTS, AND

 THAT NO OTHER MONIES ARE DUE AND OWING TO HIM OTHER THAN THOSE SET FORTH IN THIS AGREEMENT. KING FURTHER REPRESENTS AND AGREES THAT HE
 HAS READ CAREFULLY AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT HE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

          J. King agrees that he shall not disclose to any person, copy, retain, or use for his own benefit or the benefit of any other person, any secret or confidential information, formulae, designs, drawings, programs, specifications, processes, apparatus, research or other trade secrets without prior written consent of Wausau Paper. King agrees that he shall not disclose confidential information about Wausau Paper, its products, financial status, or other similar information. The Parties further agree that, unless otherwise required by law, they shall keep confidential the settlement of this matter and this Agreement, including its terms, amounts and conditions. The Parties agree that they will not reveal any information concerning this Agreement, or information contained therein, to anyone except King's spouse, prospective employers, the Officers and Directors of Wausau Paper, tax advisors or accountants, legal counsel, and/or those individuals at Wausau Paper who would have a need to know for purposes of implementing or administering the terms of this Agreement, provided that any such recipient agrees to keep the information confidential.

          K. King agrees that during his employment with Wausau Paper and:

        (a)(i) Through November 30, 1999, he shall not directly or indirectly (so as to order or control the activities that King is prohibited from doing directly) be employed or render any types of services, whether as an employee, officer, agent, representative, consultant, independent contractor, or in any other capacity, by or on behalf of any persons, entities, their parents, subsidiaries, divisions, affiliates, operations or successors, related to the manufacture and/or sale of technical specialty paper products of the same type produced by the Rhinelander and Otis Millis to the following Wausau Paper customers:

               Fasson Roll Division         MACtac
               Brown Bridge                 Technicote, Inc.
               Kanzaki Specialty Paper      Wausau Coated Products

          (ii) Through November 30, 1998, directly or indirectly (so as to order or control the activities that King is prohibited from doing directly) be employed or render any types of services, whether as an employee, officer, agent, representative, consultant, independent contractor, or in any other capacity, by or on behalf of any persons, entities, their parents, subsidiaries, divisions, affiliates, operations or successors, related to the manufacture and/or sale of uncoated printing and writing paper products to the following Wausau Paper competitors:

               International Paper board, imaging, offset, opaque, text &
                                   cover
               Georgia Pacific     board, imaging, offset, opaque, text &
                                   cover
               Noranda (Fraser)    board, imaging, offset, opaque, test &
                                   cover
               Rolland             board, imaging, offset, opaque
               SAPPI               board, imaging, offset

               Boise Cascade       board, imaging, offset
               Domtar              offset, opaque
               Neenah Paper, a
                 subsidiary of
                 Kimberly Clark    text & cover
               Fox River           text & cover
               Gilbert Paper, a
                 subsidiary of
                 Mead              text & cover
               Crown Vantage       text & cover
               Mohawk              text & cover
               Monadnock           text & cover
               French              text & cover

               Board          -    index, vellum bristol, tag
               Imaging        -    multipurpose colors
               Offset         -    offset colors
               Opaque         -    white opaque

         (iii) Nothing in this Subparagraph shall prevent King from working with or for any merchant distributor, whether independent or mill-owned, of any customer or competitor identified in this Paragraph, subject to the same limitations contained in Subparagraph (c) of this Paragraph.

          (b) Through November 30, 1998, hire, seek to employ or induce any employee of Wausau Paper to leave employment with Wausau Paper;

          (c) Through November 30, 1999, request, solicit or advise any of the Wausau Paper customers listed in Subparagraph 3K(a)(i) or serviced by a merchant distributor, with whom King is working with or for, to withdraw, curtail, cease or cancel business with Wausau Paper. Nothing in this Subparagraph 3K of this Agreement shall be construed as limiting King's right to accept employment with the entities listed in Subparagraph 3K(a)(i) of this Agreement, subject to the limitations set forth in this Subparagraph 3K(c).

     For the purposes of this Subparagraph 3K of this Agreement, King acknowledges and the Parties agree that the entities listed in Subparagraphs 3K(a)(i) and (h) of this Agreement are customers or competitors of Wausau Paper. The Parties agree that the covenant not to compete contained in Subparagraph 3K of this Agreement shall be the only covenant not to compete governing King, and it is intended to supersede any restrictive covenant inconsistent with the foregoing. The Parties further agree that if King becomes employed by a competitor not listed in Subparagraph 3(K)(ii) and that unlisted competitor is subsequently purchased, acquired, merged or ownership is otherwise transferred to a listed competitor, it shall not be a violation of this Agreement for King to remain employed in the same capacity he held prior to the transaction; however, King is still required to comply with all of his obligations under this Agreement.

     4. The consideration extended by Wausau Paper to King is contingent upon his voluntarily and knowingly entering into this Agreement and is not, in any manner, indicative of a continuing employment relationship with Wausau Paper beyond February 15, 1998.

     5. The parties agree and understand this Agreement was entered into in the State of Wisconsin and that any claims or actions relating to this Agreement shall be brought in the State of Wisconsin. The parties further agree that Wisconsin law shall. apply to any dispute arising under this Agreement.

     6. King shall perform such duties as he deems reasonably necessary and appropriate to carry out his duties as President and Chief Executive Officer and, between December 1, 1997 and February 15, 1998, King will assist Wausau Paper in an orderly transition and will not intentionally engage in any action that would tend to disrupt or interfere with Wausau Paper's business. Wausau Paper agrees to allow King a reasonable amount of time to interview while he still is employed with Wausau Paper.

     7. Following reasonable notice, and recognizing that King may be employed elsewhere after February 15, 1998:

     (i) King agrees to reasonably cooperate with regard to any matter which King may have relevant information as a result of his employment with Wausau Paper, and

     (ii) King shall provide such reasonable cooperation from the date of execution of this Agreement until termination of salary continuation payments under Subparagraph 2A of this Agreement, after which time Wausau Paper shall compensate King at the rate of $200.00 (Two Hundred and No/100 Dollars) per hour for time spent by King in providing his reasonable cooperation upon the request of Wausau Paper.

    (iii) Reasonable expenses incurred by King while reasonably cooperating with Wausau Papers shall be promptly reimbursed by Wausau Paper.

     8. Each party will indemnify and hold harmless the other party from and against all losses, costs, fees, (including, but not limited to, reasonable attorney fees) and damages incurred by each party as a result of any breach of this Agreement by the other party, as determined by a court of law.

     9. This Agreement sets forth the entire agreement between the Parties as of the date of its execution and fully supersedes any and all prior discussions, letters, agreements or understandings between the Parties, except the Wausau Paper Mills Company Patent and Secrecy Agreement dated June 20, 1983, Wausau Paper Mills Company Employee Conduct Agreement dated March 4, 1985, and the Wausau Paper Mills Company Corporate Compliance Manual and Code of Conduct, dated December 20, 1993.

     10. The provisions of this Agreement are severable, and if any part of the Agreement is to be found unenforceable, the other Paragraphs of this Agreement shall remain valid and fully enforceable.

                                 WAUSAU PAPER MILLS COMPANY


 Dated: OCTOBER 28, 1997         By: LARRY A. BAKER
                                     Larry A. Baker
                                     Senior Vice-President, Administration

                  I HAVE READ AND UNDERSTAND THE ABOVE AND
                 KNOWINGLY AND VOLUNTARILY ENTER INTO THIS
                    GENERAL RELEASE AND WAIVER AGREEMENT

                                 DANIEL D. KING



 Dated: OCTOBER 25, 1997         By:  DANIEL D. KING

                             EXHIBIT A


 [Date]


 Board of Directors
 Wausau Paper Mills Company
 P.0. Box 1408
 Wausau, WI 54402-1408

 Re:  RESIGNATION OF EMPLOYMENT AND ALL POSITIONS

 Dear Board of Directors:

 I hereby resign as a director of Wausau Paper Mills Company as of the effective date of the merger of Mosinee Paper Corporation and WPM Holdings, Inc., or, if later, February 15, 1998. Effective as of November 30, 1997, I hereby resign as President and Chief Executive Officer and effective February 15, 1998, I hereby resign as an officer and employee of Wausau Paper Mills Company and any other positions I hold with the Company, any of its affiliated entities, and any of their employee benefit plans. Therefore, my employment with Wausau Paper Mills Company will terminate, in all respects, on February 15, 1998.

 Very truly yours,



 Daniel D. King